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China Energy Recovery Reports Record First Nine Month Fiscal 2008 Financial Results with Revenue Growth of 112%

-- Gross Profit Increased by 411% to $3.5 Million
-- Gross Margin Increased to 22.0% from 9.1% a Year Ago
-- Net Margin Increased to 5.1% Compared to a Loss in 2007

    SHANGHAI, CHINA - November 17, 2008 - China Energy Recovery, Inc. (OTCBB: CGYV) ("CER"), a leader in the waste-heat recovery sector of the alternative energy industry, today announced financial results for the nine months and the third fiscal quarter ended September 30, 2008.

Financial Results for the Nine Months Ended September 30, 2008

    Revenue in the nine months ended September 31, 2008 increased to $16.0 million, up from $7.5 million in the corresponding period in 2007, an increase of 112.0%. The increase in revenue is due to increased sales volume of energy recovery systems and services of the company as a result of increasing market demand.

    Gross profit increased by 411.4% to $3.5 million, representing a 22.0% gross margin, for the nine months ended September 30, 2008, compared with gross profit of $0.7 million, or a 9.1% gross margin, for the same period in 2007. The increase in gross profit is mainly attributable to increased licensing and design service revenue with higher margins and the company's efforts in adjusting contract prices in coping with orders of increasing size and the increased prices of raw materials in 2008.

    Selling, general and administrative expenses were $2.3 million for the nine months ended September 30, 2008, or 14.2% of sales revenue, as compared to $0.8 million, or 11.2% of sales revenue, for the same period in 2007. The increase is mainly due to increases in professional expenses related to public company operations, salary expenses due to company-wide salary raises and addition of staff, and sales and marketing expenses as a result of increased sales efforts. There are also about $0.4 million of non-cash expenses related to issuance of shares and stock options for services.

    Net income increased to $0.8 million for the nine months ended September 30, 2008 as compared to a net loss of $0.2 million for the same period in 2007. The increase in net income is mainly attributable to increased sales volume of the company's products and services and improved operational efficiency given the increased effect of economies of scale.

Financial Results for the Three Months Ended September 30, 2008

    Comparing the third fiscal quarter of 2008 to the third fiscal quarter of 2007:

    Revenue increased by 56.7% to $6.1 million from $3.9 million , as a result of a continuous increase in sales volume of our systems and provision of design services.

    Gross profit rose to $1.6 million from $0.1 million, a 1,099.4% increase. The respective gross margins were 26.3% and 3.4%. The increase primarily resulted from contracts with higher margins including those for design services and the contracts where new technology was applied.

    Selling, general and administrative expenses amounted to $1.2 million, or 19.3% of sales revenue, from $0.2 million, or 5.4% of sales revenue, for the same period in 2007. The increase is mainly attributable to increased professional expenses, salary expenses due to salary raises and addition of new staff, sales and marketing expenses as a result of increased sales efforts and an increase in administrative expenses. There are also about $0.2 million of non-cash expenses related to the issuance of shares and stock options for services.

    Net income rose to $0.2 million compared to a net loss of $0.1 million for the same period in 2007. The increase in net income is mainly attributable to new contracts with higher margins and improved operational efficiency given the increased effect of economies of scale.

    “We announced last quarter that our company has been producing new products at an accelerated rate, and we’re pleased to see that at this point in time China Energy Recovery is setting historical records for that growth,” stated CER’s CEO, Mr. Qinghuan Wu. “With contracts continuing to come in including some of our biggest systems to date, and with clients who represent some of the largest manufacturers in their industries, we expect that we’ll continue on this trajectory of growth and expansion into 2009 and beyond.”

What is Energy Recovery?

    Industrial facilities and power plants release significant amounts of excess heat into the atmosphere in the form of hot exhaust gases or high pressure steam. Energy recovery is the process of recovering vast amounts of that wasted energy and converting it into usable electricity, dramatically lowering energy costs. Energy recovery systems are also capable of capturing the majority of carbon emissions and other harmful pollutants that would otherwise be released into the environment. It is estimated that energy recovery systems installed in U.S. industrial facilities could produce up to 20% of U.S. electricity needs without burning any additional fossil fuel, and could help many industries to meet stringent environmental regulations.

About China Energy Recovery, Inc.

    CER is an international leader in energy recovery systems, with a primary focus on the Chinese market. CER's technology captures industrial waste energy to produce low-cost electrical power, enabling industrial manufacturers to reduce their energy costs, shrink their emissions footprint, and generate sellable emissions credits. CER has deployed its systems throughout China and in such international markets as: Egypt, Turkey, Korea, Vietnam and Malaysia. CER focuses on numerous industries in which a rapid payback on invested capital is achieved by its customers, including: chemical, petro-chemicals, refining (including Ethanol refining), coke processing, and the manufacture of paper, cement and steel. CER continues to expand its recovery system research and fabrication facility to meet the increasing demands for its products and services both in China and internationally. For more information on CER, please visit: http://www.chinaenergyrecovery.com/s/Home.asp. Information on CER's website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

    This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that CER believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors that CER believes are appropriate under the circumstances. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond CER's control and may not materialize, including, without limitation, the efficacy and market acceptance of CER's products and services, and CER's ability to successfully complete construction of future projects. In addition, such statements could be affected by general industry and market conditions and growth rates, and general economic and political conditions in China. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in CER's recent filings with the Securities and Exchange Commission, including CER's Current Report on Form 8-K filed on April 21, 2008, as amended. All forward-looking statements attributable to CER or any persons acting on CER's behalf are expressly qualified in their entirety by these cautionary statements. Furthermore, all guidance and forward-looking statements in this press release are made as of the date hereof and CER is not obligated to and does not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

CHINA ENERGY RECOVERY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2008 AND DECEMBER 31, 2007

	September 30,	December 31,
	2008	2007
	UNAUDITED
ASSETS
CURRENT ASSETS:
Cash	$6,368,633	$306,150
Restricted cash	596,319	89,115
Accounts receivable, net of allowance for doubtful accounts of $127,794
and $237,475 as of September 30, 2008 and December 31, 2007, respectively	4,968,881	577,005
Accounts receivable - related parties	-	572,036
Notes receivable	641,745	351,799
Inventories	8,592,517	5,262,329
Costs and estimated earnings in excess of billings	2,089,938	1,155,909
Other receivables	88,388	37,852
Advances on inventory purchases	2,829,012	1,995,345
Total current assets	26,175,433	10,347,540

PLANT AND EQUIPMENT, net	765,034	649,392

OTHER ASSETS:
Long term accounts receivable, retainage	820,694	588,433
Due from shareholder	371,172	463,663
Total other assets	1,191,866	1,052,096

Total assets	$28,132,333	$12,049,028

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,580,760	$2,196,508
Other payables	318,330	275,591
Other payables - related parties	64,900	60,819
Accrued liabilities	143,017	27,850
Customer deposits	9,529,208	8,052,570
Customer deposits - related parties	2,765,598	-
Taxes payable	1,571,719	719,132
Deferred revenue	1,737,839	930,546
Short term loan payable	380,380	-
Total current liabilities	21,091,751	12,263,016

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock ($0.001 par value, 50,000,000 shares authorized,
2,991,934 issued and outstanding as of September 30, 2008 and	2,992	-
0 issued and outstanding as of December 31, 2007)
Common stock ($0.001 par value, 100,000,000 shares authorized,
28,774,088 issued and outstanding as of September 30, 2008 and	28,774	20,757
20,757,090 issued and outstanding as of December 31, 2007)
Paid-in-capital	9,111,556	871,787
Deferred compensation	(1,760,860)	-
Contribution receivables	(1,000)	(1,000)
Accumulated deficit	(648,297)	(1,270,165)
Statutory reserves	391,978	204,758
Accumulated other comprehensive loss	(84,561)	(40,125)
Total shareholders' equity	7,040,582	(213,988)

Total liabilities and shareholders' equity	$28,132,333	$12,049,028

CHINA ENERGY RECOVERY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

	Three months ended		Nine months ended
	September 30		September 30
	2008	2007	2008	2007
REVENUES
Third parties	$4,208,911	$3,908,221	$14,017,367	$7,538,493
Related party	1,914,793	-	1,962,824
Total revenue	6,123,704	3,908,221	15,980,191	7,538,493

COST OF SALES
Third parties	3,343,536	3,773,927	11,297,946	6,851,603
Related party	1,169,502	-	1,169,502
Total cost of sales	4,513,038	3,773,927	12,467,448	6,851,603

GROSS PROFIT	1,610,666	134,294	3,512,743	686,890

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,184,844	212,597	2,273,105	842,776

INCOME (LOSS) FROM OPERATIONS	425,822	(78,303)	1,239,638	(155,886)

OTHER INCOME (EXPENSE), NET
Non-operating income (expense), net	8,645	(7,236)	31,043	11,170
Interest income (expense), net	14,823	(8,688)	(49,954)	(37,289)
Total other income (expense), net	23,468	(15,924)	(18,911)	(26,119)

INCOME (LOSS) FROM OPERATIONS BEFORE
PROVISION FOR INCOME TAXES	449,290	(94,227)	1,220,727	(182,005)

PROVISION FOR INCOME TAXES	204,434	1,583	411,639	7,944

NET INCOME (LOSS)	244,856	(95,810)	809,088	(189,949)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	469	8,174	(44,436)	(49,414)

COMPREHENSIVE INCOME (LOSS)	$245,325	(87,636)	764,652	$(239,363)

EARNING (LOSS) PER SHARE
Basic
Weighted average number of shares	27,460,695	20,757,090	24,415,471	20,757,090
Earning (loss) per share	$0.009	$(0.005)	$0.033	$(0.009)
Diluted
Weighted average number of shares	30,171,968	20,757,090	26,044,405	20,757,090
Earning (loss) per share	$0.008	$(0.005)	$0.031	$(0.009)

CHINA ENERGY RECOVERY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$809,088	$(189,949)
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Depreciation	84,142	50,485
Change in allowance for uncollectible accounts	80,031	27,657
Common stock issued for services	239,512	-
Option issued for services	73,254	-
Amortization of stock-based compensation to consultants	49,000	-
Write off fixed assets	39,427	-
Loss on fixed assets disposal	-	9,637
Change in operating assets and liabilities
Accounts receivable	(4,400,769)	42,330
Accounts receivable - related parties	598,197	-
Notes receivable	(261,005)	78,163
Inventories	(2,917,441)	(3,752,200)
Costs and estimated earnings in excess of billings	(839,310)	(2,571,036)
Other receivable	(88,098)	(7,328)
Advances on inventory purchases	(641,934)	(1,307,345)
Long term accounts receivable, retainage	(134,149)	-
Other assets	(4,158)	575
Accounts payable	2,175,697	1,156,844
Other payables	(15,047)	135,479
Other payables - related parties	-	24,056
Accrued liabilities	112,521	117,600
Customer deposits	917,524	5,977,142
Customer deposits - related parties	2,710,211	317,074
Taxes payable	788,221	(612,821)
Deferred revenue	729,932	509,028
Net cash provided by operating activities	104,846	5,391

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase equipment	(194,188)	(92,250)
Net cash used in investing activities	(194,188)	(92,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received from a shareholder	160,731	76,548
Increase in restricted cash	(491,186)	(84,916)
Cash received from re-orgnization	119	-
Capital contribution	-	65,320
Proceeds from issuing preferred stock, net of offering costs	6,619,278	-
Shareholder distribution from VIE	(575,771)	(214,250)
Cash proceeds from short term bank loans	359,060	298,760
Net cash provided by financing activities	6,072,231	141,462

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	79,594	(6,650)

INCREASE IN CASH	6,062,483	47,953

CASH, beginning of period	306,150	147,605

CASH, end of period	$6,368,633	$195,558